Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	October 30, 2018

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS THIRD QUARTER 2018 RESULTS
Third Quarter 2018 Highlights

•	Quarterly revenue of $100.0 million

•	Quarterly net earnings of $13.1 million, or $0.69 per share

•	Quarterly adjusted EBITDA of $39.5 million, or 39.5% of revenue

•	Lease fleet of 13,721 railcars as of September 30, 2018 vs. 12,749 railcars as of September 30, 2017, with 387 railcars added during the third quarter

•	Current liquidity of $274.5 million, including $200.0 million available under revolving credit facility
St. Charles, MO, October 30, 2018 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2018 financial results. John O'Bryan, President and CEO of ARI, commented, "The North American railcar market has continued to show signs of recovery, including carload growth driven by a wide array of commodity types and a decline in railcars in storage. Our inquiry activity has remained strong during the third quarter of 2018, and the industry reported quarterly orders of nearly 25,000 railcars, its highest point since the fourth quarter of 2014. We are pleased with the significant increase to our backlog during the quarter, due in large part to the long-term supply agreement with GATX, and we are encouraged by the consistent level of production that this backlog will provide to our manufacturing operations through 2023.
"Currently, we are encountering operational inefficiencies relating to direct and indirect costs to hire and train new team members and ramp up our production levels. Our team is working hard to resolve these items. We are optimistic that, through these efforts, our operations will continue to provide positive results going forward. As we work towards the previously announced merger that we currently expect to close before the end of 2018, we continue to focus on our vision of aligning people, processes and tools to deliver world class results in safety, quality and service."
Third Quarter Revenue Summary
Total consolidated revenues were $100.0 million for the third quarter of 2018, a decrease of 17% when compared to $120.7 million for the same period in 2017. This decrease was primarily driven by decreased revenues in the manufacturing segment, partially offset by increased revenues in our railcar services segment.
Manufacturing revenues were $40.8 million for the third quarter of 2018, a decrease of 40% compared to $68.4 million in the third quarter of 2017. This decrease was primarily driven by decreased railcar shipments for direct sale, partially offset by higher selling prices due to the mix of railcars shipped during the third quarter of 2018 compared to the third quarter of 2017.
During the third quarter of 2018, ARI shipped 267 railcars for direct sale and 387 railcars for lease compared to 618 railcars for direct sale and 338 railcars for lease during the same period in 2017. Railcars built for the lease fleet represented 59% of ARI’s railcar shipments during the third quarter of 2018 compared to 35% for the same period in 2017. The increase in shipments to our lease fleet for the three months ended September 30, 2018 compared to the same period in 2017 was due primarily to timing of customer orders. The Company continues to maintain a disciplined approach to investing in its lease fleet. Because revenues and earnings related to leased railcars are recognized over the life of the lease based on the terms of the contract, the Company's quarterly and annual results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.

Manufacturing revenues for the third quarter of 2018, on a consolidated basis, exclude $39.6 million of revenues related to railcars built for the Company's lease fleet compared to $33.3 million for the same period in 2017. This increase in revenues related to railcars built for our lease fleet was due to a higher number of railcars shipped for lease, as discussed above. These revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party and are not recognized in consolidated revenues as railcar sales.
Railcar leasing revenues were $32.4 million for the third quarter of 2018, a decrease of 3% compared to $33.4 million for the same period of 2017. This decrease was primarily due to a decline in weighted average lease rates and increased time off lease for reassignments, partially offset by an increase in the number of railcars on lease. ARI had 13,721 railcars in its lease fleet as of September 30, 2018 compared to 12,749 railcars as of September 30, 2017.
Railcar services revenues were $26.8 million for the third quarter of 2018, an increase of 42% compared to $18.9 million for the same period in 2017. This increase was primarily due to increased revenue generated from retrofit projects, partially offset by lower demand for traditional repair services.
During the third quarter of 2018, we reached an agreement with one of our lessees to terminate a lease prior to the lease expiration date. This early termination resulted in a gain, net of the impact of related expenses, of approximately $10.1 million, and was recorded as other operating income for the leasing segment during the third quarter of 2018.
Consolidated earnings from operations were $21.9 million for the third quarter of 2018, an increase of 12% from $19.5 million for the same period in 2017. Consolidated operating margins increased to 21.9% for the third quarter of 2018 compared to 16.2% for the same period in 2017. These increases were primarily driven by the early lease termination gain and increased earnings from operations in our railcar services segment, partially offset by lower earnings from operations in our manufacturing and railcar leasing segments. Excluding the impact of this early lease termination gain, consolidated earnings from operations would have been $11.7 million and consolidated operating margins would have been 11.7% for the three months ended September 30, 2018.
The manufacturing segment experienced a loss from operations on a consolidated basis of $4.5 million for the third quarter of 2018 compared to earnings from operations of $0.5 million for the same period in 2017. The decrease in earnings was primarily due to decreased railcar shipments, higher costs associated with lower production volumes, more competitive pricing for both tank and hopper railcars, and certain inefficiencies experienced at our manufacturing facilities, including the direct and indirect costs of our efforts to hire and train workers to meet current demand for both hopper and tank railcars. Profit on railcars built for the Company’s lease fleet was $2.6 million and $3.3 million for the third quarter of 2018 and 2017, respectively, and is excluded from consolidated manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations on a consolidated basis were $29.6 million for the third quarter of 2018 compared to $22.0 million for the same period in 2017. This increase was primarily due to the early lease termination gain discussed above, partially offset by increased maintenance costs and lower lease rates on certain renewals and reassignments. Excluding the impact of this early lease termination gain, railcar leasing earnings from operations on a consolidated basis would have been $19.5 million.
Railcar services earnings from operations on a consolidated basis were $2.5 million for the third quarter of 2018 compared to $1.7 million for the same period in 2017. This increase was primarily due to increased revenue from retrofit projects, partially offset by decreased demand for traditional repair services and an unfavorable mix of work during the period.
Selling, general and administrative expenses were $11.0 million for the third quarter of 2018 compared to $9.3 million for the same period in 2017. This increase was primarily driven by higher expenses for share-based compensation, resulting from fluctuations in our stock price, as well as other increased compensation costs, partially offset by decreased legal expenses.
Net earnings for the third quarter of 2018 were $13.1 million, or $0.69 per share, compared to $8.9 million, or $0.46 per share, in the same period in 2017. This increase was driven largely by the early lease termination payment described above, which had a positive impact of $0.39 per share, and lower income tax expense as a result of the Tax Cuts and Jobs Act, which was enacted in December 2017 and decreased the federal income tax rate from 35% to 21%, partially offset by a decrease in earnings from operations (excluding the gain on early lease termination), as discussed above.
EBITDA, adjusted to exclude share-based compensation expense, other income related to short-term investment activity, and the impact of impairment losses recorded on certain of the Company's leased railcars (Adjusted EBITDA), was $39.5 million for the third quarter of 2018 compared to $34.6 million for the same period in 2017. The increase was primarily due to the early lease termination payment, as discussed above, partially offset by a decrease in earnings from operations

(excluding the gain on early lease termination) as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Year-to-Date Results
Consolidated revenues for the first nine months of 2018 were $362.8 million compared to $344.4 million for the comparable period in 2017. The Company shipped 1,797 direct sale railcars and 601 railcars built for the Company's lease fleet during the first nine months of 2018 compared to 1,698 direct sale railcars and 1,485 railcars built for the lease fleet during the same period in 2017. Railcars built for the lease fleet represented 25% of ARI's railcar shipments in the first nine months of 2018 compared to 47% for the same period in 2017.
Consolidated earnings from operations for the first nine months of 2018 were $60.3 million, a decrease of 5% from $63.6 million for the comparable period in 2017. Consolidated earnings from operations for the first nine months of 2018 and 2017 excluded $4.1 million and $14.2 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. The decrease in consolidated earnings from operations was primarily driven by lower earnings from operations in the Company's manufacturing segment and increased selling, general, and administrative expenses, partially offset by increased earnings from operations in the Company's leasing segment, which included a gain on an early lease termination, as discussed above.
Operating margins were 16.6% for the first nine months of 2018 compared to 18.5% for the same period of 2017. This decrease reflected the competitive pricing environment currently prevalent in the railcar industry, the impact of certain inefficiencies encountered in our railcar production environment including costs associated with our efforts to hire, train, and retain workers to meet current demand for both hopper and tank railcars, including direct and indirect costs of training for new hires, and an impairment loss on certain railcars in our lease fleet, all partially offset by an early lease termination payment, as discussed further above.
Net earnings for the first nine months of 2018 were $35.3 million, or $1.85 per share compared to $30.3 million, or $1.59 per share, for the comparable period in 2017. This increase was primarily driven by lower income tax expense as a result of the Tax Cuts and Jobs Act, which was enacted in December 2017 and decreased the federal income tax rate from 35% to 21%, and a gain on the early termination of a lease, which increased earnings per share by $0.39, partially offset by lower earnings from operations and the impact of an impairment loss recorded on certain of the Company's leased railcars, which reduced earnings per share by $0.14.

Adjusted EBITDA was $113.8 million for the first nine months of 2018, an increase of $6.1 million from $107.7 million for the comparable period in 2017. The increase was primarily the result of increased railcar shipments for direct sale and the impact of the early lease termination gain as discussed above, partially offset by lower earnings from operations. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first nine months of 2018 of $90.9 million. As of September 30, 2018, ARI had working capital of $147.0 million, including $74.5 million of cash and cash equivalents.
As of September 30, 2018, the Company had $526.6 million of debt outstanding, net of unamortized debt issuance costs of $4.5 million. The Company had borrowing availability of $200.0 million under a revolving loan, which matures in December 2018.
The Company paid dividends totaling $22.9 million during the first nine months of 2018. On October 26, 2018, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of December 17, 2018 that will be paid on December 27, 2018, but only if the transactions consummated by the merger have not closed by that time.
The Company did not repurchase any shares of its common stock in 2018 prior to the Board's termination of the stock repurchase program in connection with the merger agreement entered into in October 2018.
Backlog
ARI's backlog as of September 30, 2018 was 11,215 railcars with an estimated market value of $1,099.1 million. Of the total backlog, we currently expect 1,486 railcars, or 13.3%, having an estimated market value of $162.4 million, will be placed into the Company's lease fleet.

Our backlog totals as of September 30, 2018 include railcars ordered under a multi-year supply agreement that has a fixed quantity based on an assumed mix of tank and hopper railcars. This assumed mix including an applicable assumed value is subject to change as railcar types are specified by this customer under this agreement during each year. No railcars subject to an option in this agreement have been included in our backlog and will not be until such time an option is exercised.
Conference Call and Webcast
ARI will host a webcast and conference call on Tuesday, October 30, 2018 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2018 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI has begun managing these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: the Company’s planned merger transaction, including the anticipated timing thereof, various estimates we have made in preparing our financial statements, expected future trends relating to our industry, products and markets, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services, revenues, profit margin, capacity, financial condition, and results of operations, our efforts to hire, train and retain skilled workers to meet customer demand and ramp up production levels, trends related to shipments for direct sale versus lease, our backlog and any implication that our backlog may be indicative of our future revenues, our vision, strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our capital expenditure plans and their anticipated benefits, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our plans regarding future dividends, including in light of the announced merger transaction, and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of our board of directors and will depend upon our obligations under the merger agreement entered into in October 2018, operating results, strategic plans, capital requirements, financial condition, provisions of our borrowing arrangements, applicable law and other factors our board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: risks relating to the satisfaction of the conditions to closing the merger in the anticipated timeframe or at all including, but not limited to, the failure to obtain necessary regulatory approval of the merger; potential negative effects of the announcement of the merger on the market price of our common stock; litigation or regulatory actions related to the proposed merger transaction; the ability to retain certain key employees of the Company in light of the announced merger transaction; our ability to meet our vision, strategic objectives and long-term strategies; our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; challenges and costs relating to our ability to hire, train and retain qualified personnel; the risks associated with ongoing compliance with transportation, environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the impact, costs and expenses of any warranty claims or impairment losses we may be subject to now or in the future; risks relating to our compliance with the FRA directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (the Revised Directive) and the settlement agreement related thereto, any developments related to the Revised Directive and the settlement agreement related thereto and any costs or loss of revenue related thereto; the impact of policies and priorities of certain governments or other issues that may cause trade and market conditions that result in fluctuations in the supply and costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components and their impact on demand and margin; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; our ability to manage overhead and variations in production rates; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in commodity prices, including oil and gas; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the impact, costs and expenses of any litigation we may be subject to now or in the future; risks relating to the transition of the management of our railcar leasing business in-house; risks related to the loss of executive officers; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors, including without limitation the merger; the integration with other systems and ongoing management of our new enterprise resource planning system; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It
The Company will prepare an information statement for its stockholders containing the information with respect to the proposed merger specified in Schedule 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and describing the proposed merger. When completed, a definitive information statement will be mailed to the Company’s stockholders. Investors are urged to carefully read the information statement regarding the proposed merger and any other relevant documents in their entirety when they become available because they will contain important information about the proposed merger. You may obtain copies of all documents filed with the SEC regarding the merger agreement and the merger free of charge, at the SEC’s website, http://www.sec.gov, or from the Company by directing a request by mail to the Company at 100 Clark Street, St. Charles, Missouri 63301, Attention: Corporate Secretary, or by contacting the Company’s Investor Relations Department at 636.940.6000.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,459	$100,244
Restricted cash	16,565	16,640
Accounts receivable, net	40,408	43,804
Accounts receivable, due from related parties	2,956	778
Income taxes receivable	18,690	19,115
Inventories, net	79,655	54,147
Prepaid expenses and other current assets	5,808	6,464
Total current assets	238,541	241,192
Property, plant and equipment, net	153,130	162,535
Railcars on lease, net	1,077,768	1,036,414
Goodwill	7,169	7,169
Investments in and loans to joint ventures	20,326	22,571
Other assets	902	3,545
Total assets	$1,497,836	$1,473,426
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,189	$21,275
Accounts payable, due to related parties	52	41
Accrued expenses, including loss contingency of $6,408 and $6,548 at September 30, 2018 and December 31, 2017, respectively	18,213	12,787
Accrued compensation	14,679	12,874
Short-term debt, including current portion of long-term debt	25,404	25,590
Total current liabilities	91,537	72,567
Long-term debt, net of unamortized debt issuance costs of $4,485 and $4,647 at September 30, 2018 and December 31, 2017, respectively	501,213	520,024
Deferred tax liability	206,772	194,084
Pension and post-retirement liabilities	7,683	8,099
Other liabilities, including loss contingency of $2,228 and $2,283 at September 30, 2018 and December 31, 2017, respectively	14,554	15,118
Total liabilities	821,759	809,892
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding as of both September 30, 2018 and December 31, 2017	213	213
Additional paid-in capital	239,609	239,609
Retained Earnings	527,476	514,453
Accumulated other comprehensive loss	(5,190)	(4,710)
Treasury Stock	(86,031)	(86,031)
Total stockholders’ equity	676,077	663,534
Total liabilities and stockholders’ equity	$1,497,836	$1,473,426

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Manufacturing (including revenues from affiliates of $2,564 for both the three and nine months ended September 30, 2018 and $188 and $325 for the same periods in 2017)	$40,766	$68,442	$194,347	$184,255
Railcar leasing (including revenues from affiliates of $404 and $1,219 for the three and nine months ended September 30, 2018, respectively, and $231 and $678 for the same periods in 2017)	32,427	33,440	101,352	100,992
Railcar services (including revenues from affiliates of zero and $17 for the three and nine months ended September 30, 2018, respectively, and $1,156 and $11,729 for the same periods in 2017)	26,791	18,864	67,051	59,200
Total revenues	99,984	120,746	362,750	344,447
Cost of revenues:
Manufacturing	(42,117)	(64,235)	(184,507)	(169,915)
Other operating (loss) income	(15)	(924)	29	140
Railcar leasing	(12,491)	(10,856)	(38,871)	(34,532)
Railcar services	(22,892)	(16,023)	(56,897)	(49,559)
Total cost of revenues	(77,515)	(92,038)	(280,246)	(253,866)
Gross profit	22,469	28,708	82,504	90,581
Selling, general and administrative	(10,993)	(9,263)	(29,349)	(27,084)
Net gains on disposition of leased railcars	272	102	549	115
Loss on asset impairment	—	—	(3,554)	—
Gain on early lease termination	10,146	—	10,146	—
Earnings from operations	21,894	19,547	60,296	63,612
Interest income (including income from related parties of $166 and $578 for the three and nine months ended September 30, 2018, respectively, and $280 and $922 for the same periods in 2017)	470	405	1,385	1,146
Interest expense	(5,250)	(5,441)	(15,886)	(16,460)
Other income	—	393	1	2,314
Earnings from joint ventures	368	232	2,246	1,578
Earnings before income taxes	17,482	15,136	48,042	52,190
Income tax expense	(4,409)	(6,278)	(12,786)	(21,865)
Net earnings	$13,073	$8,858	$35,256	$30,325
Net earnings per common share—basic and diluted	$0.69	$0.46	$1.85	$1.59
Weighted average common shares outstanding—basic and diluted	19,084	19,084	19,084	19,084
Cash dividends declared per common share	$0.40	$0.40	$1.20	$1.20

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended September 30, 2018
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$40,766	$39,783	$80,549	$(1,894)
Railcar leasing (1)	32,427	—	32,427	26,640
Railcar services	26,791	852	27,643	2,731
Corporate	—	—	—	(5,705)
Eliminations	—	(40,635)	(40,635)	122
Total Consolidated	$99,984	$—	$99,984	$21,894

	Three Months Ended September 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$68,442	$33,625	$102,067	$3,733
Railcar leasing	33,440	—	33,440	19,029
Railcar services	18,864	976	19,840	1,941
Corporate	—	—	—	(4,603)
Eliminations	—	(34,601)	(34,601)	(553)
Total Consolidated	$120,746	$—	$120,746	$19,547

	Nine Months Ended September 30, 2018
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$194,347	$62,837	$257,184	$4,784
Railcar leasing (1)	101,352	—	101,352	58,054
Railcar services	67,051	5,063	72,114	7,412
Corporate	—	—	—	(14,016)
Eliminations	—	(67,900)	(67,900)	4,062
Total Consolidated	$362,750	$—	$362,750	$60,296

	Nine Months Ended September 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$184,255	$149,171	$333,426	$20,183
Railcar leasing	100,992	—	100,992	56,529
Railcar services	59,200	3,191	62,391	6,986
Corporate	—	—	—	(13,828)
Eliminations	—	(152,362)	(152,362)	(6,258)
Total Consolidated	$344,447	$—	$344,447	$63,612

(1)—
The earnings from operations for the leasing segment include the impact of a gain recorded for a customer's early lease termination payment. The impact of this gain on the leasing segment operating earnings was $10.1 million for the three and nine months ended September 30, 2018, respectively, and zero for the same periods in 2017.

The earnings from operations for the leasing segment also include the impact of an impairment loss recognized on certain railcars within the Company's lease fleet. The impact of the impairment loss was zero and $(3.6) million, net of an intercompany elimination of $8.0 million, for the three and nine months ended September 30, 2018, respectively, and zero for the same periods in 2017.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities:
Net earnings	$35,256	$30,325
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	46,333	42,746
Amortization of deferred costs	377	377
Net gain on disposal of property, plant, equipment and leased railcars	(519)	(113)
Non-cash impairment on leased railcars	3,554	—
Earnings from joint ventures	(2,246)	(1,578)
Provision for deferred income taxes	12,443	34,862
Items related to investing activities:
Realized gain on short-term investments - available for sale securities	—	(2,216)
Changes in operating assets and liabilities:
Accounts receivable, net	7,056	5,741
Accounts receivable, due from related parties	(2,196)	3,542
Income taxes receivable	419	(14,194)
Inventories, net	(28,358)	2,444
Prepaid expenses and other current assets	(28)	519
Accounts payable	11,925	(3,933)
Accounts payable, due to related parties	11	(3,233)
Accrued expenses and taxes	7,238	(7,432)
Other	(368)	3,239
Net cash provided by operating activities	90,897	91,096
Investing activities:
Purchases of property, plant and equipment	(7,386)	(4,812)
Capital expenditures - leased railcars	(73,682)	(132,388)
Proceeds from the disposal of property, plant, equipment and leased railcars	2,030	417
Proceeds from sale of short-term investments - available for sale securities	—	10,535
Proceeds from repayments of loans by joint ventures	4,430	4,430
Net cash used in investing activities	(74,608)	(121,818)
Financing activities:
Repayments of debt	(19,162)	(19,101)
Payment of common stock dividends	(22,901)	(22,901)
Net cash used in financing activities	(42,063)	(42,002)
Effect of exchange rate changes on cash	(86)	156
Net decrease in cash, cash equivalents, and restricted cash	(25,860)	(72,568)
Cash, cash equivalents, and restricted cash at beginning of period	116,884	195,285
Cash, cash equivalents, and restricted cash at end of period	$91,024	$122,717

Balance Sheet Reconciliation:
Cash and cash equivalents	$74,459	$106,176
Restricted cash	16,565	16,541
Total cash, cash equivalents and restricted cash as presented above	$91,024	$122,717

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net earnings	$13,073	$8,858	$35,256	$30,325
Income tax expense	4,409	6,278	12,786	21,865
Interest expense	5,250	5,441	15,886	16,460
Interest income	(470)	(405)	(1,385)	(1,146)
Depreciation	15,760	14,572	46,333	42,746
EBITDA	$38,022	$34,744	$108,876	$110,250
Expense (income) related to stock appreciation rights compensation	1,463	246	1,417	(226)
Other income on short-term investment activity	$—	(393)	$—	(2,314)
Loss on impairment of leased railcars	$—	—	3,554	—
Adjusted EBITDA	$39,485	$34,597	$113,847	$107,710

EBITDA represents net earnings before income tax expense, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs), other income related to our short-term investments, and losses from the impairment of long-lived assets. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.